Exhibit 2.7

AMENDMENT NO. 4 TO MERGER AGREEMENT

This AMENDMENT NO. 4 TO MERGER AGREEMENT (this “Amendment”), dated as of December 15, 2017, is entered into by and among LiveXLive Media, Inc., a Delaware corporation (“Buyer”), LXL Music Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), Slacker, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, in its capacity as the substitute stockholders’ agent in connection with the transactions contemplated by the Merger Agreement (as defined below) (the “Stockholders’ Agent”). Buyer, Merger Sub, the Company and the Stockholders’ Agent shall collectively be referred to herein as the “Parties”. Capitalized terms used in this Amendment but not defined herein have the meanings ascribed to them in the Merger Agreement.

WHEREAS, the Parties have previously entered into that certain Agreement and Plan of Merger dated as of August 25, 2017, as amended by that certain Amendment No. 1 to Merger Agreement dated as of September 26, 2017, that certain Amendment No. 2 to Merger Agreement dated as of October 30, 2017, and that certain Amendment No. 3 to Merger Agreement dated as of December 5, 2017 (the “Merger Agreement”);

WHEREAS, the Parties now desire to amend the Merger Agreement as set forth herein; and

WHEREAS, pursuant to Section 10.7 of the Merger Agreement, the Merger Agreement may be amended by the Parties pursuant to a written instrument duly executed by each of the Parties.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Amendments to the Merger Agreement.

(a) The following defined terms in Section 1.1 of the Merger Agreement are hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

“Outside Pricing Date” means that date which is five (5) Business Days after the day upon which the following are satisfied: (a) Buyer has received ~~receives~~ notice from the SEC that the SEC has no further comments to Buyer’s registration statement on Form S-1 filed with the SEC in connection with the Buyer Public Offering, and (b) all filings, registrations, qualifications and/or approvals under any “blue sky” Laws applicable to the Buyer Public Offering have been made or obtained and all other requirements thereunder have been met with respect to the Buyer Public Offering.

“Stock Exchange” means the NASDAQ Global Select Market, ~~or~~ The New York Stock Exchange or any over-the-counter marketplace for equity securities, as applicable to the Buyer Public Offering.

(b) Section 2.13(c)(iii) of the Merger Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

The delivery of Stock Merger Consideration to any Participating Stockholder shall be subject to and conditioned upon such Participating Stockholder’s execution and delivery of a customary a ~~180~~540-day lock-up agreement with the underwriters of the Buyer Public Offering with respect to the transfer or disposition of Buyer Common Shares received in connection with the Merger and entry into certain transactions involving securities related thereto.

(c) Section 5.9(b) of the Merger Agreement is hereby amended by inserting the bold, underlined text as follows:

Buyer shall, and shall cause its Affiliates (including any of its Subsidiaries) to, use Commercially Reasonable Efforts to (i) (A) to prepare and submit to the Stock Exchange a notification form for the listing of the Buyer Common Shares to be issued in the Buyer Public Offering, (B) to cause such Buyer Common Shares to be approved for listing (subject to notice of issuance); and (C) to file an initial listing for the Buyer Common Shares on the Stock Exchange (the “Listing Application”) and to cause such Listing Application to be approved for listing (subject to official notice of issuance), in each case, solely to the extent as may be applicable and required by the Stock Exchange, and (ii) price, consummate and close the Buyer Public Offering on or prior to the Outside Pricing Date, which shall include (A) amending Buyer’s registration on Form S-1 filed with the SEC on May 11, 2017, to include appropriate and required disclosure relating the Transactions, and (B) promptly responding to any SEC comment letters relating to such registration statement, the prospectuses included therein, and any other Buyer Public Offering Documents.

(d) Section 7.4 of the Merger Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

Listing Application. Solely to the extent applicable and required by the Stock Exchange, ~~T~~the Listing Application shall have been approved for listing the Buyer Common Shares on the Stock Exchange, subject to official notice of issuance.

(e) Section 8.3(b) of the Merger Agreement is hereby amended by inserting the bold, underlined text as follows:

the Listing Application, solely to the extent applicable and approval thereof is required by the Stock Exchange, has not been approved for listing the Buyer Common Shares on the Stock Exchange (subject to notice of issuance) on or prior to the Outside Pricing Date;

(f) Except for the amendments expressly set forth in this Section 1, the text of the Merger Agreement shall remain unchanged and in full force and effect.

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Section 2. Further Amendment. The Merger Agreement may be further amended by the Parties at any time by compliance with Section 10.7 of the Merger Agreement.

Section 3. Miscellaneous. The provisions of Sections 10.8 (Assignments; No Third Party Rights), 10.9 (Waiver), 10.10 (Severability), 10.11 (Governing Law; Jurisdiction; Venue; No Trial by Jury), 10.13 (Construction), 10.15 (Headings) and 10.16 (Counterparts) of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have entered into and signed this Amendment as of the date and year first above written.

BUYER:

LIVEXLIVE MEDIA, INC.

By:	/s/ Jerome N. Gold
Name:	Jerome N. Gold
Title:	Executive Vice President and CFO

MERGER SUB:

LXL Music Acquisition Corp.

By:	/s/ Jerome N. Gold
Name:	Jerome N. Gold
Title:	CFO and Secretary

COMPANY:

SLACKER, INC.

By:	/s/ Duncan Orrell-Jones
Name:	Duncan Orrell-Jones
Title:	President and CEO

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IN WITNESS WHEREOF, the parties hereto have entered into and signed this Amendment as of the date and year first above written.

STOCKHOLDERS’ AGENT:

FORTIS ADVISORS LLC

By:	/s/ Richard Fink
Name:	Richard Fink
Title:	Managing Director

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